Exhibit 5

August 22, 2023

Psychemedics Corporation

289 Great Road

Acton, Massachusetts, 01720

RE:	Registration of 300,000 shares of Common Stock of Psychemedics
Corporation on SEC Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Psychemedics Corporation (the “Corporation”) in connection with the preparation of the Registration Statement on Form S-8 filed today under the Securities Act of 1933, as amended (the “Registration Statement”), covering an aggregate of 300,000 shares (the “Option Shares”) of common stock, pursuant to inducement stock option agreements providing for employee inducement stock option grants between the Company and an employee which were or will be entered into in connection with the entry into such employee’s employment with the Company pursuant to Nasdaq Stock Market Rule 5635(c)(4) (collectively, the “Inducement Option Agreements”).

We have examined the Certificate of Incorporation and Bylaws of the Corporation, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Corporation, the Registration Statement and such other documents relating to the Corporation as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Option Shares, in accordance with the Inducement Option Agreements, to register and qualify the Option Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Option Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Option Shares have been duly authorized for issuance and, when the Option Shares are issued and paid for in accordance with the terms and conditions of the Inducement Option Agreements the Option Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours

/s/ Lynch Fink Harrington & Gray LLP

LYNCH FINK HARRINGTON & GRAY LLP